December 4, 2020

Stephanie L. Gill
360 Hays Road
Upper St. Clair, PA 15241

Dear Stephanie,

As discussed, I understand that you are retiring from CNX Resources Corporation (the “Company” or “CNX”) on December 14, 2020. As of that date (the “Retirement Date”), you are no longer expected or required to provide any services to the Company, except as provided in this letter agreement. Further, you agree that, effective as of the Retirement Date, you hereby resign from all other positions you hold as an officer or director of the Company or any of its subsidiaries and affiliates.
As a consequence of your retirement, you are entitled to receive the following (regardless of whether you sign this agreement):
1.    Final Wages: Your wages for your work through the Retirement Date which will be paid to you on the Retirement Date or the next payroll date when those wages would otherwise be due.
2.    Continued Healthcare Insurance: The Company will provide you with continued dental coverage through January 31, 2021. You will receive information under separate cover regarding any rights you may have to group health continuation coverage.
3.    Unused Vacation: The Company already has or will pay you for unused vacation time for 2020 as of your last day of work (minus applicable withholdings and deductions) on the next payroll date.
4.    Defined Contribution Restoration Plan: You will continue to be entitled to benefits under the Company’s Defined Contribution Restoration Plan, consistent with the terms and conditions of the Plan as amended or may be amended from time-to-time.
5.    Supplemental Retirement Plan: You will continue to be entitled to benefits under the Company’s Supplemental Executive Retirement Plan (“SERP”), consistent with the terms and conditions of the SERP as amended or may be amended from time-to-time.
We remind you that you continue to be bound by the Company’s policies and your contractual commitments, including, without limitation, protecting the Company’s and its subsidiaries’ and affiliates’ confidential business information, which are subject to any laws that require, permit or protect disclosure of such confidential information. With regard solely to Range Resources Corporation, EQT Corporation, Cabot Oil and Gas Corporation and CONSOL Energy Inc., you will, for a period of three years after the Retirement Date, continue to be subject to the non-compete obligations included in your equity award agreements.
In addition, in exchange for the release (and non-revocation of this agreement) as provided below, the Company will pay you the following severance benefits (the “Severance Payment and Benefits”).
1.Lump Sum Payment. The Company will pay you a lump sum payment on the first available payroll date following your execution and return of this agreement, and your non-revocation of this agreement during the 7-day Revocation Period described below. Your total gross lump sum payment equals $453,334.00 (four hundred fifty three thousand three hundred thirty four dollars) less applicable withholdings and deductions.
2.Equity Vesting (Outstanding Awards). Except as otherwise provided herein, you will continue to keep your equity incentive awards (and related Shares (as defined below) issued thereunder) granted under the CNX Resources Corporation Equity and Incentive Compensation Plan (the “Plan”), to the extent vested, as of the Retirement Date. Additionally, in consideration both for your signing the release in this agreement, and for your compliance with the terms and provisions of this agreement during and through the vesting periods noted below, the unvested equity incentive awards granted to you under the Plan shall vest as follows:

•RSUs. The unvested Restricted Stock Unit awards granted to you under the Company’s Equity Incentive Plan (as amended and restated, the “Plan”) in 2019 and 2020 shall accelerate and vest on the Retirement Date;

•Options. Option awards granted to you under the Plan prior to 2016 can be exercised by you for ninety (90) days after your Retirement Date. Option awards granted to you under the Plan in 2020 shall remain outstanding and continue to be subject to the original vesting schedule. Further, these option awards, along with the option awards granted in 2016, shall remain exercisable until the option expiration date set forth in the related option award agreement (i.e., 10 years from the grant date); and,

•PSUs. Performance Share Unit awards granted to you in 2019 and 2020, are vested, with the outstanding annual tranches of such awards continuing to be subject to attainment of applicable performance goals as determined by the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) after the end of the applicable performance period (for the avoidance of doubt, the outstanding annual tranches of the 2016, 2017, and 2018 performance award share unit awards, which previously vested as a result of a change of control pursuant to the CIC Agreement in 2019, also continue to be subject to the attainment of the applicable performance goals as determined by the Compensation Committee after the end of the applicable performance period).
Except as otherwise provided herein, the terms and conditions of such equity awards shall remain in full force and effect, including, without limitation, the restrictive covenants contained therein.
3.STIC. You will be entitled to payment under the 2020 short-term incentive compensation program for Section 16 officers (“STIC”), with a performance period of January 1, 2020 through December 31, 2020, with such cash payment determined after the end of the performance period based on achievement of the applicable performance goals and, with respect to the company component of the 2020 STIC, it shall be the same as for all other Section 16 officers, and in the case of the individual component of the 2020 STIC, you will be paid an amount equal to the average score of the Company’s Section 16 officers (excluding yourself). Your 2020 STIC award will not be pro-rated and will be paid to you by the Company at the same time that 2020 STIC payments are paid to the Company’s employees and on or before March 15, 2021. For clarification purposes only, the Company component of your 2020 STIC is estimated to be 200% of target payout.

4.Change in Control. With regard to your Change in Control Agreement dated November 5, 2012 (“CIC Agreement”), to the extent a Change in Control event (as defined in the CIC Agreement) occurs within 24 months after the Retirement Date or an acquisition agreement is signed within such period, the Company will pay you the severance and other benefits in cash provided under the CIC Agreement, including the amounts set forth in Section 2(b) of the CIC Agreement, upon the closing of the Change in Control. The parties hereto expressly recognize that this extension of the CIC term supersedes and replaces any other conflicting term, including Section 13 of the CIC Agreement, and the CIC Agreement shall be deemed amended to give effect to this paragraph. For purposes of the CIC Agreement and irrespective of when a CIC event occurs, the term “Base Pay” shall mean $340,000 and the term “Incentive Pay” shall mean the STIC paid pursuant to the immediately preceding paragraph in Section 3. To the extent that the CIC Agreements for any of the Section 16 officers are amended (or they enter into any other agreements that are intended to have the effect of supplementing or replacing the CIC Agreements) in a manner that is or could be a benefit to such Section 16 officer (excluding the multiplier set forth in Section 2(b)(i) of the agreements, but including any expansion of the definition of a Change in Control for example), you shall be notified of the amendment, replacement or supplemental agreement and your CIC Agreement shall be similarly amended, replaced or supplemented.
You are responsible for all taxes imposed on you as a result of payments received by you under this agreement, and the Company makes no guarantee of any particular tax result. The payments provided under this agreement are intended to comply, or be exempt, from Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). It is further intended that the Retirement Date will constitute the date of your separation from service from the Company for purposes of Code Section 409A.

By signing and not revoking this agreement, you release CNX, and all of its affiliated companies direct and indirect parents, subsidiaries, affiliates, successors, and assigns (collectively, the “CNX Companies”) and all of their current and former shareholders, partners, principals, members, directors, officers, agents, employees, employee benefit plans, trustees, insurers and all others acting in concert with them (collectively, the “Released Persons”), from any and all claims you have or might have against them as a result of events that occurred on or before the date you execute this agreement, whether known or unknown, except for the rights described in the next paragraph. The claims released by you include, without limitation, all claims relating in any way to your employment with the CNX Companies, the conclusion of your employment, claims for wrongful discharge or retaliation, claims related to any purported status as a whistleblower, and any cause of action or claim you have or might have for an alleged violation of any express or implied contract, or federal, state, or local law, including (without limitation) state and federal statutes or laws, as amended, that prohibit discrimination or retaliation in employment based on any protected status, including, but not limited to, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Civil Rights Acts of 1866 and 1871, the Pregnancy Discrimination Act, the National Labor Relations Act, the Racketeer Influenced and Corrupt Organizations Act, the Rehabilitation Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act (“WARN Act”), Pennsylvania Human Relations Act, Pennsylvania Minimum Wage Act of 1968, and any other state, federal or local law, rule or regulation, the common law for negligence, gross negligence, or any other tort claim, including (except as otherwise provided in this Agreement), but not limited to, intentional infliction of emotional distress, assault, battery, invasion of privacy, false imprisonment, breach of express or implied contract, interference with contractual relations, additional wages or benefits owed, whether pursuant to the accrued and unused vacation policy, the CNX Severance Pay Plan for Salaried Employees, , or otherwise, covenants of fair dealing and good faith, civil conspiracy, duress, promissory or equitable estoppel, defamation, slander, fraud, mistake, misrepresentation, violation of public policy, overtime, retaliation, personal injury, breach of fiduciary duty, loss of consortium, bad faith, any other wrongful conduct and claims under any federal, state or local laws, statutes, regulations, ordinances, or other similar provisions, and any claims for attorneys’ fees and costs. If any administrative agency or court assumes jurisdiction over any charge, complaint, proceeding, or action involving claims released in this agreement, you agree that you will not accept, recover, or receive any monetary damages or other relief from or in connection with that charge, complaint, or proceeding. You agree that if a court of competent jurisdiction determines that you are to be awarded damages under the WARN Act or any other federal or state law, those damages would be offset by an amount equal to your above severance payment minus $500. You also agree that you have not assigned or transferred to another person or entity any interest in any of the above stated claims.

In consideration of you executing and not revoking this agreement, the CNX Companies and all Released Persons release you from any and all claims they have or might have against you as a result of the events that occurred on or before the date you execute this Agreement, whether known or unknown, except as set forth herein. The claims released by the CNX Companies include claims relating in any way to your employment with the CNX Companies and the end of your employment; provided, however, that nothing herein shall release you from: (i) your contractual commitments regarding the protection of confidential business information; (ii) the obligations or restrictions applicable to you arising under or referred to in your equity award agreements including without limitation the non-compete and non-solicit obligations; (iii) claims involving fraud or willful malfeasance; and (iv) claims by a third party for which you would not be indemnified under applicable law, any provision of the CNX Companies’ certificate of incorporation, bylaws, or other governing documents, any contract, or any applicable directors or officers liability insurance policies.
    You have certain rights that are not released by signing this agreement, as set forth below:
(a) The foregoing release does not affect the following: any rights or claims that may arise after the date this agreement is executed; your right to enforce the Company’s obligations under this agreement; any rights you may have to vested CNX Companies’ pension or retirement benefits that you are entitled to on the date of execution of this agreement by you; your right to file a charge or complaint with any appropriate federal, state, or local agency, such as the United States Equal Employment Opportunity Commission; your right to participate in or cooperate with any such charge or complaint procedure; and any right that cannot be waived as a matter of law.
(b) Both you and CNX also agree that nothing in the release set forth above or in this Agreement shall be construed to limit, waive or release your rights (i) under your Director and Officer Indemnification Agreement, or your rights to indemnification or contribution, if any, pursuant to applicable law, CNX’s bylaws, or any applicable insurance policy arising from acts (or failures to act) actually or allegedly taken in the scope of your employment with CNX, or (ii) that you may have pursuant to or under any of the equity awards, the STIC, the CIC Agreement and other benefit plans.
    Any other claim you have or might have is, however, released by this agreement.
By signing below, you represent and agree that, except for the wages to be paid to you regardless of whether you sign this agreement, as described above, and the Severance Payment and Benefits to be paid under the terms of this Agreement, you have been paid in full for all other wages and benefits to which you are entitled.

If one or more dispute(s) arises with regard to the interpretation and/or performance of this agreement or any of its provisions (“Covered Claims”), the parties agree to attempt to resolve the same by telephone conference with a mediator jointly selected by the parties. If the parties cannot resolve their differences by such telephone conference, then the parties agree to schedule and conduct a half-day mediation within 30 days of dispute(s) and to share equally the costs of such mediation. If a party refuses to mediate, then such party thereby waives any recovery for attorneys’ fees or costs incurred in any Arbitration brought regarding this agreement. Otherwise, if the parties are unable to resolve their dispute by mediation, then you and the Company agree that the dispute will be decided by a single arbitrator of the American Arbitration Association (“AAA”) through final and binding arbitration only and will not be decided by a court or jury or any other forum, except as otherwise provided herein. This is an agreement to arbitrate Covered Claims which shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1–16). The mutual agreement to arbitrate contained herein constitutes consideration for this Agreement. You and the Company acknowledge the sufficiency of such consideration. The prevailing party or parties in any resulting Arbitration shall be entitled to recover reasonable attorneys’ fees, costs, and expenses, including the costs of mediation and Arbitration.
By signing below, you agree that as of the date you sign this agreement, you have returned all property and information belonging to the CNX Companies in your possession or control, including but not limited to the following (where applicable): vehicle; computer, phone, and handheld devices; keys, passwords, and/or access cards; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information. You agree that you are not entitled to receive or retain the Severance Payment and Benefits set forth in this agreement unless and until you return all information and property to the Company in compliance with this agreement.
By signing below, you represent and affirm (i) as of your Retirement Date, you will have no confidential business information, in hard copy or electronic form of any kind, belonging to the CNX Companies in your possession or control; and (ii) at no time during your employment and as of the date you sign this agreement have you ever disclosed or utilized in any manner confidential business information of the CNX Companies in violation of applicable policies or your contractual obligations. You agree that you are not entitled to receive or retain the Severance Payment and Benefits set forth in this agreement in the event either representation set forth above is false.
You affirm that you have not asserted any claim for sexual harassment or sexual abuse by any of the Released Persons and that you are not aware of any facts supporting such a claim. You further affirm that no claim released by you as a part of this agreement involves any illness, injury, incident, or accident in which medical expenses were, or are expected to be, incurred.  Accordingly, you affirm that Medicare has no interest in the payment under this agreement.  Nonetheless, if the Centers for Medicare & Medicaid Services (“CMS”) (this term includes any related agency representing Medicare’s interests) determines that Medicare has an interest in the payment to you under this agreement, you agree to indemnify, defend and hold Released Persons harmless from any action by CMS relating to your medical expenses.  You agree to reasonably cooperate with Released Persons upon request with respect to (i) any information needed to satisfy the reporting requirements under Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, and (ii) any claim that the CMS may make and for which you are required to indemnify Released Persons under this paragraph.  Furthermore, you agree to waive any and all future actions against Released Persons for any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A).

You agree that you will keep the terms of this agreement confidential and will not disclose them to any person other than your spouse and your professional advisors, except as may be necessary to enforce the terms of this agreement, or pursuant to a lawful subpoena, or as otherwise permitted by law. Similarly, CNX shall keep the terms of this agreement confidential and will not disclose them to any person, other than professional advisors, except as may be necessary to enforce the terms of this agreement, including with respect to the Shares in your Morgan Stanley account, or pursuant to a lawful subpoena, or as otherwise permitted by law. This provision is not intended to restrict either parties’ legal right to discuss the terms and conditions of your employment.

Nothing in this agreement or any other confidentiality provision to which you may be subject as a result of employment at, or separation from, the CNX Companies restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation or from receiving and fully retaining a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The CNX Companies nonetheless assert and do not waive attorney-client privilege over any information appropriately protected by the privilege. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct.
Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
Further, both parties acknowledge that this is an amicable arrangement and will be portrayed as such in all public statements, whether written or oral, by you or the CNX Companies, and subject to the confidentiality obligations recited in the three paragraphs above. As such, you agree that you will not disparage the CNX Companies or any of the Released Persons, and the CNX Companies, including their officers and directors, agree that they will not disparage you.
Additionally, you agree to cooperate with the Company in any future matters relating to your past employment. You agree to be reasonably available to the CNX Companies for the purpose of responding to requests for information, to provide information, documents, declarations or statements, to meet with attorneys and other Company representatives, to prepare for and give testimony by deposition or otherwise, and to cooperate in the investigation, defense or prosecution of matters relating to any threatened, present, or future legal actions, investigations, or administrative proceedings involving the CNX Companies. Such time shall not exceed approximately 20 hours, and to the extent that additional time is needed, the parties shall discuss it at that time, subject to your sole discretion. The Company advises you to consult with an attorney of your choice regarding this agreement, which includes an offer of consideration in exchange for a release of claims. If you have any questions regarding the scope of your release, including those rights that are not released, the Company advises you to address that subject with your own attorney before signing this agreement.
The Company will rely on your signature to this agreement as your representation that you read this agreement carefully, and that you have a full and complete understanding of its terms after having had sufficient opportunity to discuss the documents with an attorney of your own choosing, and that in executing this agreement, you did not rely upon any statement or representation made by or on behalf of the CNX Companies or by any of their officers, agents, employees or attorneys.
You have up to and including 45 days from the date you receive this agreement to consider the terms of this agreement as proposed by the Company. Any modification to these proposed terms, whether material or immaterial, does not restart the running of the 45-day period.

If you decide to sign this agreement, you may then revoke your acceptance of it for up to seven (7) days after signing it (the “Revocation Period”), by notifying me in writing before the expiration of that seven-day period. This agreement will not become effective and you will not be entitled to the Severance Payments and Benefits to be paid under this agreement until the expiration of that seven-day period.
If this agreement is not signed and returned by January 18, 2021, then this offer is revoked by the Company. This agreement must be delivered to me (and not merely postmarked) within the time specified herein in order to be effective. You should not sign this agreement if you do not understand its terms. By signing this agreement, you affirm that you have read its terms, that you understand its terms and effects, including the fact that you have agreed to release employment-related claims, that you have signed this agreement voluntarily and knowingly in exchange for the consideration described herein, which you acknowledge is adequate and satisfactory and which you acknowledge is in addition to other benefits to which you would be entitled; and that you have been advised in writing to consult with an attorney prior to signing this agreement.
    This Agreement shall be binding on any and all successors and assigns of CNX, including successors by operation of law as a result of the acquisition of all or substantially all of the assets of CNX and/or its subsidiaries.

    If all of the above terms are agreeable to you, please sign the enclosed copy of this letter and return the original signed document, in its entirety, to me at 1000 CONSOL Energy Drive, Canonsburg, PA 15317-6506 for our files by January 18, 2021. Please direct any questions to me.

Sincerely,

/s/ Nicholas J. DeIuliis
Nicholas J. DeIuliis
President and Chief Executive Officer

I knowingly and voluntarily agree to the above terms this 4th day of December, intending to be legally bound.

/s/ Stephanie L. Gill
Stephanie L. Gill